Filed Pursuant to Rule 433

to Prospectus dated June 25, 2018

Registration Statement No. 333-221291

Email to Employees, February 21, 2019

Dominion Energy Reliability Investment (DERI) is approaching our one-year anniversary with hundreds of employees already enrolled! To celebrate, Treasury is hosting a prize drawing for existing and new account holders, see highlights below!

•	GRAND PRIZE is an Apple Watch® Series 4 with FOUR runner-up prizes including YETI® mugs and tumblers

•	Existing accounts and accounts set up by March 31, 2019 will automatically be entered into the drawing

•	No enrollment necessary, please see the DERI DomNet Website for drawing participation guidelines

Joining DERI is easy!

Have you compared DERI rates to your existing savings or CD rates?

Current DERI Rates

Dominion Energy, Inc. has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Dominion Energy, Inc. has filed with the SEC, for more complete information about Dominion Energy, Inc. and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or the DERI website at www.dominionenergy.com/deri. Alternatively, Dominion Energy, Inc. will arrange to send you a prospectus if you request it by calling toll free at 866.876.0001.

Apple Watch is a registered trademark of Apple Inc. YETI is a registered trademark of Yeti Coolers, LLC.

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DERI is celebrating its one-year anniversary with a prize drawing!

Drawing Requirements:

- Must be a Dominion Energy employee or contractor
- To participate in the drawing:
  - Set up a DERI account by **March 31, 2019** or
  - To participate without enrolling, please send a 3x5 index card with your contact information via inter-office mail or other to:

    Treasury - DERI
    120 Tredegar St. PH-1
    Richmond, VA 23219
- **Existing accounts will automatically be entered**
- Drawing and announcements will take place April 10, 2019

Grand prize: Apple Watch®
*Winner of the grand prize will be responsible for taxes associated with the award.



Apple Watch is a registered trademark of Apple Inc.

FOUR Runner-up prizes: YETI ® tumblers / mugs


YETI
YETI

YETI is a registered trademark of Yeti Coolers, LLC.

Check out our public DERI site here!

When it comes to investing for the future, we know it can be a challenge to find an attractive return and maintain quick and convenient access to your money.

Search no more – with Dominion Energy Reliability Investment, you can earn interest rates competitive with those offered by money market funds and short-term CDs and enjoy flexible features such as free redemptions on demand and check writing privileges.

What is Dominion Energy Reliability Investment?
Each investment is a direct purchase of new debt obligations of Dominion Energy. Your Dominion Energy Reliability Investment will offer you a competitive floating interest rate, and your money is available whenever you need it.

Some of the many benefits of Dominion Energy Reliability Investment include:

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- Competitive returns
- No maintenance fees
- Easy access to your investment
- Convenient online access and ability to link bank account for investments and redemptions
- Backed by the reliability and financial stability of Dominion Energy

Tier 1	Tier 2	Tier 3
2.45%	**2.55%**	**2.70%**
Less than $10,000	**$10,000 - $49,000**	**$50,000 or more**
Annual Percentage Rates (APR) effective Feb. 18, 2019		

Enroll today
1. Complete this simple application or request an Enrollment Kit by calling 866-876-0001.
2. Write your check for an initial investment of $1,000 or more made payable to "Dominion Energy Reliability Investment." (employees will be allowed 10 months to meet the $1,000 minimum)
3. Send your completed application and check to:

Dominion Energy Reliability Investment
P.O. Box 75713
Chicago, IL 60675-5713

Once your application and initial investment are received, you'll receive a Welcome Kit that confirms your participation and provides information on accessing your secure online portal, along with your first packet of free checks.

Request an application by calling 866-876-0001 or download the PDF version.

Already enrolled?

SIGN IN

Please use the links below for more information or to make any changes to your existing account.

Documents & Forms

Application
Change Form
Corporate Resolution
Direct Deposit Instructions
Prospectus
Trust Form
Terms and Conditions
The Plan

FAQs

Enrollment FAQ

Welcome FAQ

Investments in the Dominion Energy Reliability Investment program are not Federal Deposit Insurance Corporation (FDIC) insured. If you have any questions, please call 866.876.0001 or email ***DERI@dominionenergy.com****.*

Dominion Energy

Copyright © 2019 Dominion Energy

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